EXHIBIT 2.1

Execution Version

FIRST AMENDMENT TO
UNIT PURCHASE AND CONTRIBUTION AGREEMENT AND
CLOSING AGREEMENT

This First Amendment to Unit Purchase and Contribution Agreement and Closing Agreement (this “Amendment”) dated as of February 14, 2013, is by and among EXCO RESOURCES, INC., a Texas corporation (“EXCO Parent”), EXCO OPERATING COMPANY, LP, a Delaware limited partnership (“EOC” and sometimes together with EXCO Parent, “EXCO”), EXCO/HGI JV ASSETS, LLC, a Delaware limited liability company (“MLP LLC”), and HGI ENERGY HOLDINGS, LLC, a Delaware limited liability company (“Investor”).  EXCO Parent, EOC, MLP LLC and Investor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.
WHEREAS, the Parties are the parties to that certain Unit Purchase and Contribution Agreement dated as of November 5, 2012, as the same may be amended, restated, supplemented or otherwise modified the “UPCA”), and any term capitalized but not defined herein shall have the meaning given to such term in the UPCA; and

B.	WHEREAS, the Parties wish to amend the UPCA in accordance with the provisions of this Amendment.

Agreement

NOW, THEREFORE, for and in consideration of the mutual agreements contained in the UPCA and this Amendment and other good and valuable consideration, the Parties agree as follows:

1.      Exhibit M-1.  Exhibit M-1 to the UPCA is hereby amended by deleting such exhibit in its entirety and replacing it with the Exhibit M-1 attached hereto.

2.      Schedule 5.11. Schedule 5.11 to the UPCA is hereby amended by deleting such schedule in its entirety and replacing it with the Schedule 5.11 attached hereto.

3.      Shared Assets/Use Agreements.  The Parties acknowledge that with respect to certain oil and gas leases that constitute a part of the EOC Assets, EOC and BG US Production Company, LLC, a Delaware limited liability company (“BG”), will each own an interest in the Excluded Depths covered thereby (such oil and gas leases, the “EOC/BG/MLP Leases”) and, following Closing, MLP LLC will own an interest in the Shallow Depths covered by the EOC/BG/MLP Leases. The Parties have agreed to enter into a separate Shared Assets Agreement with BG to govern the use by EOC, BG and MLP LLC of certain shared assets and other matters relating to the EOC/BG/MLP Leases.  Accordingly, the Parties agree that:

a.	the definition of “Shared Assets/Use Agreement” in Section 1.1 of the UPCA shall be amended by deleting such definition in its entirety and replacing it with the following:

“Shared Assets/Use Agreement” means, as applicable, (a) that certain Shared Assets/Use Agreement by and among EOC, EXCO Parent and MLP LLC, in substantially the form attached as Exhibit O-1, or (b) that certain Shared Assets Agreement by and among EOC, MLP LLC and BG US Production Company, LLC, a Delaware limited liability company, in substantially the form attached as Exhibit O-2.

b.	Exhibit O to the UPCA is hereby amended by deleting such exhibit in its entirety and replacing it with Exhibit O-1 and Exhibit O-2 attached hereto.

c.
At Closing, (i) EOC will execute and deliver the Shared Assets Agreement by and among EOC, MLP LLC and BG, substantially in the form attached as Exhibit O-2 (the “BG Shared Assets Agreement”) and (ii) Investor will, and EXCO Parent will cause EXCO Holding to, cause the Partnership Approval for MLP LLC to execute and deliver the BG Shared Assets Agreement.

4.      MLP LLC Net Profits Interest.  The Parties acknowledge that EXCO will not be assigning its interest in and to those wells set forth on Exhibit A-3 to the UPCA (the “Haynesville Vertical Wells”) and in lieu thereof will be conveying a net profits interest covering the Haynesville Vertical Wells (the “MLP LLC Net Profits Interest”).  Accordingly, the Parties agree that:

a.	A new Exhibit Q – Form of MLP LLC NPI Assignment, attached hereto as Exhibit Q, is hereby added to the UPCA.

b.	Exhibit A-3 to the UPCA is hereby amended by deleting such exhibit in its entirety and replacing it with the Exhibit A-3 attached hereto.

c.
At Closing, (i) EOC will execute and deliver the MLP LLC Net Profits Interest by instrument in the form attached as Exhibit Q (such interest in such wells, the “MLP LLC NPI Assignment”) and (ii) Investor will, and EXCO Parent will cause EXCO Holding to, cause the Partnership Approval for MLP LLC to execute and deliver the MLP LLC NPI Assignment.

5.      EXCO Issued Units and Investor Issued Units.  The Parties acknowledge and agree that the Target Investor Contributed Units, the Target Investor GP LLC Units, the Target Investor Units, the Target EXCO Contributed Units, the Target EXCO GP LLC Units and the Target EXCO Units should only be adjusted in accordance with Section 2.3 of the UPCA and should not be adjusted by the applicable percentage of the Cash Adjustment Amount.  The Parties agree that:

a.
Section 10.5(a) of the UPCA shall be amended by deleting the phrase “and the adjustments made to the Transaction Items with respect thereto pursuant to Section 2.2(c)” from the first sentence of such section;

b.
the definitions of each of “Investor Contributed Units,” “Investor GP LLC Units,” “Investor Issued Units,” “EXCO Contributed Units,” “EXCO GP LLC Units,” and “EXCO Issued Units” shall be amended by deleting each such definition in its entirety and replacing such with the corresponding definition as set forth below:

“EXCO Contributed Units” means the Target EXCO Contributed Units, as adjusted in accordance with Section 2.3.

“EXCO GP LLC Units” means the Target EXCO GP LLC Units, as adjusted in accordance with Section 2.3.

“EXCO Issued Units” means the Target EXCO Units, as adjusted in accordance with Section 2.3.

“Investor Contributed Units” means the Target Investor Contributed Units, as adjusted in accordance with Section 2.3.

“Investor GP LLC Units” means the Target EXCO GP LLC Units, as adjusted in accordance with Section 2.3.

“Investor Issued Units” means the Target Investor Units, as adjusted in accordance with Section 2.3.

c.	Section 2.2(c) of the UPCA shall be amended by deleting such section in its entirety and replacing such section with as set forth below:

(c)  At Closing, the Target Cash Contribution and the Target Distribution Amount shall each be increased by 74.5% of the Cash Adjustment Amount (if positive) or decreased by 74.5% of the absolute value of the Cash Adjustment Amount (if negative).

6.      Operatorship.  The Parties acknowledge and agree that notwithstanding anything in Section 8.4 of the UPCA to the contrary, following the Reorganization, except as otherwise provided in this Section 5, EXCO need not use its commercially reasonable efforts to cause MLP LLC to become qualified as operator of record of (a) the wells listed in Schedule 8.4(a) and any future wells drilled on the Assets in the units listed in Schedule 8.4(a) (collectively, the “EOC Louisiana Operated Wells”) or (b) the wells listed in Schedule 8.4(b) (the “Texas Permit Wells”).  As soon as practicable following the completion of the permitting process for a Texas Permit Well, EXCO shall use its commercially reasonable efforts to cause MLP LLC to become qualified of record of such Texas Permit Well.  In the event that following the Reorganization EXCO is able to transfer operatorship of record with respect to any EOC Louisiana Operated Well, whether, for the avoidance of doubt, as a result of a sale of EXCO’s interest in the applicable unit, a sale of EXCO’s interest in MLP LLC, changes in field rules or any other event allowing for the transfer of operatorship, EXCO shall use its commercially reasonable efforts to cause MLP LLC to become qualified as operator of record of such EOC Operated Louisiana Well.  In the event that the EOC Operating Agreement is terminated, then with respect to any EOC Louisiana Well for which EXCO has not transferred operatorship of record to MLP LLC, EXCO agrees to cooperate with MLP LLC’s designated successor contract operator (the

“Successor Contract Operator”) while EXCO remains operator of record until such time, if any, as EXCO is able to transfer operatorship to MLP LLC.  Such cooperation shall include, without limitation, execution and filing with the applicable regulatory authority of such applications, reports and other instruments prepared by the Successor Contract Operator which MLP LLC may reasonably request in order for Successor Contract Operator to conduct the operation of the EOC Louisiana Wells (the “Required Documents”).  MLP LLC shall indemnify EXCO against all liabilities to the extent arising from or related to any Required Documents.

7.      Consents to Assign.  The Parties acknowledge that EXCO has complied with its obligations under Section 3.6(a) of the UPCA, but was unable to obtain a consent to assign with respect to those certain leases each dated August 13, 1973, having EXCO lease numbers 10054985, 10054986, 10054987, and 10054988 (the “Devon/KCS Leases”).  Notwithstanding anything in the UPCA to the contrary, the Parties agree that the Devon/KCS Leases should not be treated as subject to a Specified Consent Requirement and should be included in the Production Assets Assignments.  To the extent that the assignment of a Devon/KCS Lease to MLP LLC is determined to be void or invalid following Closing, then (a) EXCO shall continue to use commercially reasonable efforts to obtain the consent to assign such Devon/KCS Lease to MLP LLC and to assign such Devon/KCS Lease to MLP LLC upon receipt of such consent; (b) such Devon/KCS Lease shall be held by EXCO for  the benefit of MLP LLC until the applicable consent requirement is satisfied or until such Devon/KCS Lease has terminated; and (c) to the extent EXCO has provided to MLP LLC the economic benefit of such Devon/KCS Lease, if any, MLP LLC shall pay all amounts due thereunder, shall, perform all obligations thereunder and, subject to the rights of MLP LLC under the Related Agreements, shall indemnify EXCO and its Affiliates against any liabilities incurred or suffered by EXCO or any of its Affiliates as a consequence of EXCO remaining a party to the Devon/KCS Leases (in each case, except to the extent any such liabilities resulted from the gross negligence or willful misconduct of any EXCO Party or its Representatives and subject to the same requirements and procedures applicable to Sections 7.3, 7.4, 7.5 and 7.6 of the Administrative Services Agreement, applied mutatis mutandis).

8.      MUI Waivers.  The Parties acknowledge that EXCO has complied with its obligations under Section 3.7(a) of the UPCA, but was unable to obtain all such waivers prior to the Reorganization.  The Parties agree that those Assets for which less than all of the waivers of MUIs affecting such Asset from the applicable Working Interest Owners have been received should not be excluded from the transaction contemplated by the UPCA pursuant to Section 3.7(b) of the UPCA and should be included in the Production Assets Assignments.  EXCO hereby agrees to use its commercially reasonable efforts to continue to seek waivers of MUIs from the applicable Working Interest Owners that have not been obtained as of Closing with respect to such Assets.

9.      Definitions of “EOC Assets” and “EXCO Parent Assets”.  To the extent that the definition of “EOC Assets” in the TX/LA Assignment differs from such definition in the UPCA, and to the extent the definition of “EXCO Parent Assets” in the Sugg Ranch Assignment differs from such definition in the UPCA, the definitions of such terms in the TX/LA Assignment and Sugg Ranch Assignment, respectively, shall control, and the UPCA shall be amended to conform the definitions of such terms to their respective definitions set forth in the TX/LA Assignment and the Sugg Ranch Assignment.

10.      Execution Versions.  To the extent that any document or instrument executed in connection with the Reorganization or Closing (an “Execution Document”) differs from the applicable exhibit version thereof attached to the UPCA, the Execution Document shall control.

11.      Side Letter.  The Parties (a) acknowledge that EXCO, MLP LLC, the General Partner and the Partnership have entered into that certain Letter Agreement (the “Letter Agreement”) dated as of the date hereof, regarding that certain Purchase and Sale Agreement, dated as of the date hereof, by and among EXCO and BG US Production Company, LLC (the “BG PSA”) covering BG’s interests in certain assets constituting a part of the EOC Assets and (b) agree that pursuant to Section 1.4(b) of the Letter Agreement the amounts set forth in Section 12.4(c)(y) of the UPCA and Section 12.4(d) of the UPCA and EXCO’s liability under Section 12.2(b)(ii) of the UPCA and Section 12.2(b)(iv) of the UPCA were modified as set forth in Section 1.4(b) of the Letter Agreement.

12.      Moran Royalty Deed.  The Parties acknowledge that EOC has assigned its interest in the BG PSA to MLP LLC pursuant to an Assignment and Assumption Agreement dated as of the date hereof.  The Parties further acknowledge that (a) that certain EXCO Moran Royalty Deed (as defined in the BG PSA), conveying an undivided 50% of the royalty interests held by Moran Minerals, LLC (“Moran”) under the leases set forth on Schedule 12 (the “Moran Leases”) with an effective date of July 1, 2012 and (b) that certain BG Moran Royalty Deed (as defined in the BG PSA) conveying an undivided 50% of the royalty interests held by Moran under the Moran Leases with an effective date of January 1, 2013, are to be delivered to MLP LLC at the closing of the transactions contemplated by the BG PSA (the “BG Closing”).  EXCO hereby agrees, that to the extent the BG Closing does not occur, EXCO will promptly, but in any event within 30 days following the termination of the BG PSA, deliver or cause to be delivered a royalty deed substantially similar to the EXCO Moran Royalty Deed covering an undivided 50% of the royalty interests held by Moran under the Moran Leases.

13.      Financial Statements. The Parties agree that: (a) as used in Section 7.10 of the UPCA only, the “Assets” shall be deemed to include any assets acquired by MLP LLC pursuant to the BG PSA; (b) the “Required Financial Statements” shall include the period ending December 31, 2012; (c) the Required Financial Statements shall include such unaudited financial statements regarding periods ending on or before the Closing Date that Investor may reasonably require to comply with Investor’s financial reporting requirements and audits, including filings required by the SEC under the Exchange Act or the Securities Act; (d) EXCO shall use its commercially reasonable efforts to cause such Required Financial Statements to be delivered no later than 60 days following the Closing Date; and (e) in addition to amounts payable to EXCO Parent pursuant to Section 7.10(b) of the UPCA, Investor shall pay EXCO Parent an amount equal to the sum of (x) the fees charged by KPMG to perform audits and/or reviews of the Required Financial Statements (as reasonably agreed and approved by MLP LLC) and (y) the actual costs, not to exceed $25,000, attributable to time spent by EXCO and its Affiliates’ financial and engineering personnel in connection with causing the preparation and delivery of the additional Required Financial Statements in accordance with this Section 13.

14.      Annex A.  The Parties acknowledge and agree that the none of the Transaction Items are being adjusted pursuant to Section 2.3 of the UPCA or Annex A of the UPCA.

15.      Ratification.  Except as specifically provided in this Amendment, all terms and provisions of the UPCA shall remain unchanged and in full force and effect, and the UPCA, as modified by this Amendment, is hereby ratified, acknowledged and reaffirmed by the Parties.  The execution of this Amendment shall not directly or indirectly in any way whatsoever (a) impair, prejudice or otherwise adversely affect any Party’s right at any time to exercise any right, privilege or remedy in connection with the UPCA, (b) amend or alter any provision of the UPCA (other than the amendments provided for in this Amendment) or (c) constitute any course of dealing or other basis for altering any obligation of any Party or any right, privilege or remedy of any Party under the UPCA.  Each reference in the UPCA to “this Agreement,” “hereunder,” “hereof,” “herein” or any other word or words of similar import shall mean and be a reference to the UPCA as amended hereby.

16.      Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together constitute but one agreement.  A Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Amendment in the presence of the other Parties.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Amendment.

17.      Application of Certain Provisions.  Section 1.2 of the UPCA and Section 14.4 of the UPCA shall apply mutatis mutandis to this Amendment.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties effective as of the date first above written.

INVESTOR:

HGI ENERGY HOLDINGS, LLC

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Vice President, Counsel and Corporate Secretary

EXCO PARENT:

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

EOC:

EXCO OPERATING COMPANY, LP
by its general partner, EXCO Partners OLP GP, LLC

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

MLP LLC:

EXCO/HGI JV ASSETS, LLC

By:	/s/ R. L. Hodges
Name:	R. L. Hodges
Title:	Vice President - Land

Signature Page to First Amendment to Unit Purchase and Contribution Agreement